Exhibit 99.2

Execution Version

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 12, 2014, by and among GS Capital Partners 2000, L.P., GS Capital Partners 2000 Employee Fund, L.P., Goldman Sachs Direct Investment Fund 2000, L.P., each a Delaware limited partnership, GS Capital Partners 2000 Offshore, L.P., a Cayman Islands exempted limited partnership, and GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, a German Kommanditgesellschaft (collectively, the “Sellers” and each, individually, a “Seller”) and Capital Eagle Global Limited, a British Virgin Islands corporation (the “Purchaser”).

WHEREAS, the Purchaser agrees to purchase from each Seller, and each Seller agrees to sell to the Purchaser, the number of ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), of China Nepstar Chain Drugstore Ltd., a Cayman Islands company (the “Company”) as set forth on Schedule I attached hereto (collectively, the “Purchased Shares”), such sale and purchase to be consummated in accordance with the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above and of the mutual representations, covenants, and obligations hereinafter set forth, and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF PURCHASED SHARES

1.1        Purchase and Sale of Purchased Shares. The closing of the purchase and sale of the Purchased Shares contemplated herein (the “Closing”) shall take place on June 11, 2014 or such other date as shall be mutually agreed to by the Sellers and the Purchaser (the “Closing Date”). The Closing shall take place in Hong Kong at the offices of Ropes & Gray or at such other place (including by facsimile or PDF) as the Purchaser and the Sellers shall agree in writing at such time as the parties shall mutually agree. At the Closing, in accordance with the terms and subject to the conditions hereinafter set forth, the Sellers shall sell, transfer and deliver to the Purchaser, and the Purchaser shall purchase from the Sellers, all of the Sellers’ rights, title and interest in and to the Purchased Shares free and clear of any security interests, mortgages, liens, pledges, charges, reservations, restrictions, rights of way, options, rights of first refusal, community property interests, equitable interests, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by contract, law, equity or otherwise (the “Encumbrances”).

1.2        Purchase Price. The purchase price for the Purchased Shares shall be One Dollar and Twenty-Five Cents ($1.25) per share, for an aggregate purchase price of Sixty-Two Million Five Hundred Thousand Dollars ($62,500,000.00) (the “Purchase Price”).

1.3        Payment of Deposits and Purchase Price. The Purchase Price shall be paid as follows:

1.3.1        Initial Deposit. On or before 5:00 P.M. (Hong Kong time) on May 13, 2014, the Purchaser shall remit, or cause to be remitted, to GS Capital Partners 2000, L.P. the sum of Two Million Dollars ($2,000,000.00) (the “Initial Deposit”) in immediately available funds in accordance with wire instructions set forth below:

Bank Name	Citibank, New York
SWIFT	CITIUS33
ABA	021000089
Account Name:	Goldman Sachs & Co., New York
Account Number:	30627533
For Further Credit To Name:	GS Capital Partners 2000, L.P.
For Further Credit to Account:	009-25872-4

1.3.2        Initial Deposit Nonrefundable. Upon payment, the Initial Deposit will become nonrefundable, except that, if this Agreement is terminated pursuant to Sections 6.1.1 or 6.1.2, then GS Capital Partners 2000, L.P. shall return the Initial Deposit to the Purchaser promptly thereafter and in any event within ten (10) days of the later of: (x) the Sellers’ receipt of notice of such termination, if the Purchaser is the terminating party, and (y) the Sellers’ receipt from the Purchaser of wire instructions for such return of the Initial Deposit.

1.3.3        RMB Deposit.

    (a)        On or before 5:00 P.M. (Hong Kong time) on May 27, 2014, the Purchaser shall deposit with an escrow agent, which shall be a third party financial institution reasonably acceptable to the Sellers (the “Escrow Agent”), in trust the RMB equivalent sum of Sixty Million Five Hundred Thousand Dollars ($60,500,000.00) (the “RMB Deposit”) pursuant to the terms of an escrow agreement, dated on or about May 27, 2014, to which the Escrow Agent, the Sellers and the Purchaser shall be parties, in a form reasonably acceptable to the Sellers (the “Escrow Agreement”). Such RMB-equivalent sum shall be determined based on the RMB to U.S. dollar exchange rate as published by the People’s Bank of China on May 26, 2014.

    (b)        The parties acknowledge and agree that during the term of this Agreement, the Escrow Agent shall not pay, release, transfer, or dispose of the RMB Deposit except with the mutual consent of the Sellers and the Purchaser for the purpose of causing the RMB Deposit to be converted into U.S. Dollars and transferred to the Sellers to pay the Purchase Price as provided herein.

    (c)        If this Agreement is terminated prior to Closing in accordance with the terms hereof, the Escrow Agent shall promptly refund the RMB Deposit to the Purchaser.

    (d)        The Purchaser will use its best efforts to covert or to cause the conversion of the RMB-equivalent sum of the RMB Deposit to U.S. Dollars, including without limitation, by obtaining the requisite approvals from the State Administration of Foreign Exchange of the People’s Republic of China, as soon as practicable.

1.3.4        Notice to Escrow Agent. The Sellers and the Purchaser will promptly instruct the Escrow Agent in writing to release the RMB Deposit in accordance with the terms of Section 1.3.3 herein.

1.3.5        Payment of Purchase Price. On the Closing Date, the Purchaser shall remit, or cause to be remitted, to (a) each Seller except GS Capital Partners 2000, L.P. the Purchase Price set forth opposite such Seller’s name on Schedule I hereto and (b) GS Capital Partners 2000, L.P. the Purchase Price set forth opposite its name on Schedule I hereto, less the Initial Deposit, in each case which shall be paid in immediately available funds in accordance with wire instructions provided by the Sellers to the Purchaser in writing.

1.4        Instruments of Transfer and Company’s Register of Members. Concurrently with the Purchaser’s payment under Section 1.3.5, each Seller shall (i) deliver to the Company duly executed instruments of transfer and instructions to reflect the Purchaser’s ownership of the Purchased Shares on the Company’s register of members and (ii) provide the Purchaser with a copy of the instruction letter from the Company to the Company’s registrar, dated as of the Closing Date, instructing that the Company’s register of members be updated to reflect the Purchaser’s ownership of the Purchased Shares.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SELLERS

2.1        Representations and Warranties with respect to the Sellers. Each Seller hereby represents and warrants to, and agrees with, the Purchaser, as of the date hereof and as of the Closing Date, as follows:

2.1.1    Such Seller is a limited partnership (except for GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, which is a German Kommanditgesellschaft), duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has the power to carry on its business as it is now being conducted and to enter into this Agreement and consummate the transactions contemplated by this Agreement.

2.1.2    The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby are within the power and authority of such Seller and have been duly authorized by all necessary action on the part of such Seller. The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby require no approval of, filing with, or other action by such Seller, by or in respect of, any governmental body, agency or official or any other person, other than any filings by such Seller or its affiliates required to be made after the Closing Date under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.1.3    This Agreement has been (a) duly executed and delivered by such Seller and (b) assuming the due authorization, execution and delivery of this Agreement by the Purchaser, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as the enforceability hereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

2.1.4        Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate in a material respect any statute, regulation, rule, judgment, order or other restriction of any government, governmental agency or court to which such Seller is subject; (b) result in a material breach of, or constitute a default under, any agreement, contract, lease, license or instrument to which such Seller is a party or by which such Seller is bound; or (c) conflict with or result in any breach of any provision of the partnership agreement of such Seller.

2.1.5        Such Seller (a) is the sole record and beneficial owner of each of the Purchased Shares set forth opposite its name on Schedule I attached hereto, (b) has good and marketable title to each of such Purchased Shares and (c) has the full legal right, power and authority to sell, transfer and deliver such Purchased Shares in accordance with the terms of this Agreement. The Purchased Shares represent the entire interest of the Sellers in the Company, which constitutes 25.32% of the Company’s outstanding ordinary shares based on the number of ordinary shares outstanding as reported in the Company’s annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”) on April 22, 2014. The delivery by such Seller to the Purchaser of such Purchased Shares pursuant to the terms of this Agreement will transfer to the Purchaser good, valid and legal title to such Purchased Shares, free and clear of any Encumbrances. None of such Purchased Shares are subject to any shareholders agreement, voting agreement, voting trust, proxy, options, warrants, rights (preemptive or otherwise), calls, or any other contracts or commitments, oral or in writing, to which such Seller is a party or by which it is bound, relating to the transferability or the voting of such Purchased Shares.

2.1.6        No investment bank, financial advisor, broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Seller.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE PURCHASER

The Purchaser hereby represents and warrants to, and agrees with, the Sellers, as of the date hereof and as of the Closing Date, as follows:

3.1        The Purchaser is a corporation duly formed and validly existing under the laws of its jurisdiction of formation, and has the power to carry on its business as it is now being conducted and to enter into this Agreement and consummate the transactions contemplated by this Agreement.

3.2        The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby are within the power and authority of the Purchaser and have been duly authorized by all necessary action on the part of the Purchaser. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby require no approval of, filing with, or other action by the Purchaser, by or in respect of, any governmental body, agency or official or any other person, other than any filings by the Purchaser or its affiliates required to be made after the Closing Date under the Exchange Act.

3.3        This Agreement has been (a) duly executed and delivered by the Purchaser and (b) assuming the due authorization, execution and delivery of this Agreement by the Sellers, constitutes a legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as the enforceability hereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

3.4        Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate in a material respect any statute, regulation, rule, judgment, order or other restriction of any government, governmental agency or court to which the Purchaser is subject; (b) result in a material breach of, or constitute a default under, any agreement, contract, lease, license or instrument to which the Purchaser is a party or by which the Purchaser is bound; or (c) conflict with or result in any breach of any provision of the organizational documents of the Purchaser.

3.5        No investment bank, financial advisor, broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Purchaser.

3.6        The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and the other transactions contemplated hereby, and is entering into such transactions with a full understanding of all of the terms, conditions and risks thereof and knowingly and willingly assumes such terms, conditions and risks. The Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its business and operations, and has had, and has, full access to such information about the Company and its business and operations as the Purchaser requires. THE PURCHASER UNDERSTANDS THAT THE SELLERS MAY POSSESS MATERIAL, NON-PUBLIC INFORMATION RELATING TO THE COMPANY AND THE ORDINARY SHARES. THE PURCHASER REPRESENTS, WARRANTS AND AGREES THAT IT HAS NOT REQUESTED FROM THE SELLERS (OR ANY OF THE SELLERS’ AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES) AND HAS NOT RECEIVED FROM THE SELLERS (OR ANY OF THE SELLERS’ AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES) ANY INFORMATION ABOUT THE COMPANY AND ITS BUSINESS AND OPERATIONS AND UNDERSTANDS AND APPRECIATES THE SIGNIFICANCE OF THERE BEING UNDISCLOSED INFORMATION, POSSIBLY INCLUDING MATERIAL INFORMATION, WITH RESPECT THERETO AND WITH RESPECT TO THE ORDINARY SHARES. THE PURCHASER REPRESENTS, WARRANTS AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF EACH SELLER AS EXPRESSLY SET FORTH IN ARTICLE II HEREOF, NONE OF THE SELLERS, THE SELLERS’ AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE, OR

SHALL BE DEEMED TO HAVE MADE, TO THE PURCHASER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER (ORAL OR WRITTEN, EXPRESS OR IMPLIED), AND NO PERSON HAS BEEN AUTHORIZED BY THE SELLERS TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO THE COMPANY OR ITS BUSINESS OR OPERATIONS OR OTHERWISE IN CONNECTION WITH THE PURCHASE AND SALE OF THE PURCHASED SHARES AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, AND REPRESENTS, WARRANTS AND AGREES THAT IN DETERMINING TO ENTER INTO AND PERFORM THIS AGREEMENT, THE PURCHASER HAS NOT RELIED UPON ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT (ORAL OR WRITTEN, EXPRESS OR IMPLIED), RELATING TO THE COMPANY OR ITS BUSINESS OR OPERATIONS OR OTHERWISE IN CONNECTION WITH THE PURCHASE AND SALE OF THE PURCHASED SHARES AND THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THE RESPECTIVE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE SELLERS EXPRESSLY SET FORTH HEREIN.

3.7        The Purchaser acknowledges that the Purchased Shares have not been, are not, and may not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable laws of any state or other jurisdiction.

3.8        The Purchaser is acquiring the Purchased Shares for its own account for investment only and not with a view to distributing the Purchased Shares.

3.9        The Purchaser acknowledges that the Purchased Shares will bear a restrictive legend to the effect that the Purchased Shares are subject to the restrictions in this Agreement and have not been registered under the Securities Act.

3.10        Subject to Section 1.3.3, the Purchaser has funds readily and unconditionally available sufficient to fund the purchase of the Purchased Shares contemplated hereunder.

3.11        The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D as promulgated by the SEC under the Securities Act.

3.12        The Purchaser is not a U.S. person (as defined in Regulation S of the Securities Act) and is located outside the United States (within the meaning of Regulation S under the Securities Act).

3.13        The Purchaser understands that the Purchased Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Sellers are relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Purchased Shares.

3.14        The operations of the Purchaser are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the anti-money laundering laws and regulations of the United States and any related or similar statutes (including, without limitation, the U.S. PATRIOT Act of 2001), rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”); the Purchaser’s purchase of the Purchased Shares will not violate any Anti-Money Laundering Laws; and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Purchaser with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Purchaser, threatened.

ARTICLE IV

COVENANTS

4.1        Directors. The Sellers shall cause their designee (the “Resigning Director”) to resign from the Board of Directors of the Company, effective prior to or upon the Closing and shall also discuss with the Chairman of the Board of Directors of Company in good faith to encourage the appointment of a designee of the Purchaser to the Board of Directors. Notwithstanding the foregoing, the Purchasers acknowledge and agree that the Sellers do not have the right or authority to effect such appointment of the Purchaser’s designee to the Board of Directors.

4.2        Exclusivity. Each Seller agrees that, until the earlier to occur of the Closing and such time as this Agreement has terminated in accordance with Article VI, such Seller shall not and shall not permit, as applicable, its equity holders, employees, officers, directors, advisors, agents or affiliates to: (i) encourage, initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer (a “Competing Proposal”) by a third party (other than the Purchaser or any other person the Purchaser designates) regarding the sale, transfer or redemption of, or in reference to, all or any part of the Purchased Shares, directly or indirectly, or (ii) provide any information, including the signing of any non-disclosure agreement, or take any other action to facilitate any inquiries or the making of any such proposal that constitutes, or could reasonably be expected to result in, a Competing Proposal. Each Seller and, as applicable, its equity holders, employees, officers, directors, advisors, agents or affiliates shall immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other person with respect to a Competing Proposal, and notify promptly any proposal received of any indications of interest, requests for information or offers in respect of a Proposal, and such party shall communicate to the Purchaser in reasonable detail the terms of any such indication, request or proposal (including the identity of such third party), and provide the Purchaser with copies of all written communications relating to any such indication, request or proposal.

ARTICLE V

CONDITIONS TO THE PARTIES’ OBLIGATIONS

5.1        Conditions to the Obligations of the Purchaser. The Purchaser’s obligations to effect the transactions set forth in Article I shall be subject to the fulfillment (or waiver by the Purchaser) at the Closing of the following conditions:

5.1.1        Representations and Warranties. The representations and warranties made by each Seller in Article II hereof shall be true and correct in all material respects as of the date they were made and as of, and as if made on, the Closing Date.

5.1.2        Performance. The Sellers shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Sellers at or before the Closing.

5.1.3        No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court or regulatory authority of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect; nor shall there be any action taken, or any law, regulation or order enacted, that would prohibit the consummation of the transactions contemplated by this Agreement.

5.1.4        The Resigning Director. The Sellers shall have delivered to the Purchaser a copy of the letter from the Resigning Director addressed to the Company evidencing such Resigning Director’s resignation from the Board of Directors of the Company, effective prior to or upon the Closing.

5.1.5        Assignment of Registration Rights. The Sellers shall have assigned their rights under that certain Investors’ Rights Agreement, dated as of October 6, 2004, by and among the Company, the Sellers and certain other shareholders of the Company (the “Investors’ Rights Agreement”) pursuant to an assignment agreement in form, scope and substance reasonably satisfactory to the Purchaser and in substantially the form of Exhibit A attached hereto, and the Company shall have consented in writing to such assignment.

5.2        Conditions to the Obligations of the Sellers. Each Seller’s obligations to effect the transactions set forth in Article I shall be subject to the fulfillment (or waiver by such Seller) at the Closing of the following conditions:

5.2.1    Representations and Warranties. The representations and warranties made by the Purchaser in Article III hereof shall be true and correct in all material respects as of the date they were made and as of, and as if made on, the Closing Date.

5.2.2    Performance. The Purchaser shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Purchaser at or before the Closing.

5.2.3    No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court or regulatory authority of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect; nor shall there be any action taken, or any law, regulation or order enacted, that would prohibit the consummation of the transactions contemplated by this Agreement.

ARTICLE VI

TERMINATION

6.1        Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

6.1.1    By the Purchaser or the Sellers if: (a) there shall be in effect a final nonappealable order of any court or regulatory authority of competent jurisdiction preventing consummation of the transactions contemplated hereby, or (b) there shall be any statute, rule, regulation or order enacted by any court or regulatory authority of competent jurisdiction that would make consummation of the transactions contemplated hereby illegal.

6.1.2    By the Purchaser if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any Seller such that the conditions set forth in Sections 5.1.1, 5.1.2, 5.1.4 or 5.1.5, as the case may be, would not be satisfied as of such time.

6.1.3    By the Sellers if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Purchaser such that the conditions set forth in Sections 5.2.1 or 5.2.2, as the case may be, would not be satisfied as of such time, including without limitation, if the Purchaser fails to comply with its obligations under Section 1.3.1 and Section 1.3.3(a) hereof.

6.1.4    By the Purchaser or the Sellers if Closing shall not have occurred on or before June 11, 2014, unless otherwise extended through mutual consent. Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 6.1.4 shall not be available to any party whose breach of this Agreement has been the cause or resulted in the failure of the Closing to have occurred on or before such date.

6.2        Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchaser or the Sellers, or their respective officers, directors or shareholders or affiliates or associates; provided, however, that the Purchaser, the Sellers shall each remain liable for any willful breaches by such party of the representations, warranties, covenants or agreements of such party set forth in this Agreement occurring prior to its termination; and provided further that the provisions of Article VII (other than Section 7.6) shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1        Representations, Warranties and Agreements. The representations and warranties of a party (the “Representing Party”) shall not be affected or deemed waived by reason of any investigation made (or not made) by or on behalf of the party benefiting from such representation or warranty (the “Benefiting Party”), including any investigations made (or not made) by any of the Benefiting Party’s advisors, agents, consultants or representatives, or by reason of the fact that the Benefiting Party or any of such advisors, agents, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate or untrue. All representations, warranties, agreements and indemnification of the Sellers shall be deemed made on a joint and several basis.

7.2        Indemnification. Each party agrees to indemnify, defend and hold harmless the other party or parties (the “Indemnified Person(s)”), as the case may be, its or their respective affiliates, and its or their respective heirs, successors and permitted assigns from and against all liabilities, losses and damages, together with all reasonable and documented out-of-pocket costs and expenses related thereto (including, without limitation, reasonable and documented out-of-pocket legal fees and expenses), based upon, arising out of, resulting from or otherwise in connection with (a) any material inaccuracy or breach of any representation and warranty of such party herein, or (b) any material breach of any covenant and agreement of such party herein; provided, that the indemnification above will not, as to any Indemnified Person(s), apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted from the default, bad faith, gross negligence or willful misconduct of such Indemnified Person(s). In no event shall any party be responsible or liable for consequential losses or damages of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether such party had been advised of the likelihood of such loss or damage and regardless of the form of action.

7.3        Notices. All notices and other communications by the Purchaser or the Sellers hereunder shall be in writing to the other party or parties, as the case may be, and shall be deemed to have been duly given when delivered in person or by an internationally recognized courier service, or sent via telecopy, facsimile transmission or electronic transmission and verification received, at the address set forth below or to such other addresses as a party may from time to time designate to the other party or parties, as the case may be, by written notice thereof, effective only upon actual receipt.

if to the Sellers:	200 West Street, New York, NY 10282 Attention: Ben Adler, esq.
with a copy (which shall not constitute notice) to:

c/o Goldman Sachs (Asia) LLC

Cheung Kong Center, 60th Floor

2 Queen’s Road

Central, Hong Kong

Attention: Karen Ip

Facsimile: +852 2978 1966

and

Ropes & Gray LLP

41st Floor, One Exchange Square

8 Connaught Place

Central, Hong Kong

Attention: Paul W. Boltz

Facsimile: +852 3664 6519

if to the Purchaser:	59th Floor, Bank of China Tower 1 Garden Road Central, Hong Kong Attention: Henry Lu Facsimile: +852 2549 3931
with a copy (which shall not constitute notice) to:
20th Floor, Tower B, E. Pacific International Center No. 7888 Shennan Avenue Futian District, Shenzhen 518040 The People’s Republic of China Attention: Roger Li Facsimile: +86 755 88326400

7.4        No Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned, delegated or otherwise transferred by any of the parties hereto without the prior written consent of the other party or parties, as the case may be, and any purported assignment, delegation or transfer without such consent shall be null and void. Subject to the preceding sentence, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or the respective successors and permitted assigns, heirs, executors and administrators of the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided by this Agreement, and except as thus expressly provided no person other than the parties hereto or the respective successors and permitted assigns, heirs, executors and administrators of the parties hereto shall have any standing as a third-party beneficiary with respect to this Agreement or the transactions contemplated hereby.

7.5        Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that the economic or legal substance of the transactions contemplated hereby not thereby be affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall (subject to the proviso in the preceding sentence) negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

7.6        Cooperation; Further Assurances. The Purchaser, on the one hand, and the Sellers, on the other hand, at the request of the other such party, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions set forth in Article V to be satisfied, where the satisfaction of such conditions is within the control of, or depends on action or forbearance from action by such party.

7.7        Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

7.8        Amendments and Waivers. This Agreement may be amended, modified, superseded or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.

7.9        Counterparts, Execution, Headings. This Agreement may be executed and delivered (including by facsimile transmission or by electronic mail with a PDF scanned attachment) in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. The article and section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

7.10        Construction. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the term “including” means “including without limitation”; (vi) the term “foreign” is used with respect to the United States; (vii) “dollars” and “$” refer to United States Dollars; (viii) “RMB” refers to Renminbi, the lawful currency of the People’s Republic of China and (ix) for the avoidance of doubt, when used with respect to the Sellers, the term “affiliates” shall not include the Company. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified, and the term “business day” shall mean a day on which banks in the United States are open for business, but excluding Saturdays and Sundays.

7.11        Governing Law. This Agreement, and any claims arising out of or relating to this Agreement, the subject matter hereof or the transactions contemplated hereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to, or otherwise giving effect to, any law, body of law or other rule that would cause or otherwise require the application of the laws of any other jurisdiction.

7.12        Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the Rules of Arbitration of the International Chamber of Commerce. There shall be three arbitrators appointed in accordance with such rules. The language to be used in the arbitral proceedings shall be English. The award rendered by the arbitrator(s) shall be final and binding upon the parties and may be entered into any court having jurisdiction for its enforcement. The prevailing party shall be entitled to recover reasonable attorneys’ fees, arbitrators’ fees and other arbitration costs and expenses.

7.13        No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement with counsel sophisticated in transactions of this type. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

7.14        Confidentiality. The Purchaser and the Sellers acknowledge and agree that this Agreement and the transaction contemplated herein are confidential, and no disclosure of any information regarding the Seller, the Purchaser or their respective affiliates, including information regarding this Agreement, is permitted other than (1) to affiliates, employees and/or business, legal or financial advisors of the Sellers or the Purchaser or China Merchant Capital Management (International) Limited who are on a “need to know” basis, provided they procure such parties’ compliance with the confidentiality provisions hereof and shall be liable for any breach thereof, or (2) as required by applicable law, regulation or legal process or upon the routine request of any government or regulatory body having authority to regulate or oversee any aspect of the business of the Purchaser and/or Sellers or their respective affiliates, provided that the they shall advise the governmental or regulatory body of the confidential nature of such information. None of the parties hereto shall make any public statements regarding the existence of this Agreement or the terms hereof, the transaction contemplated herein and the identity of the parties, except (i) as the parties hereto mutually agree in writing (including the language on any disclosure) or (ii) until such time as the parties agree, based on the advice of counsel, that a public announcement is required by law or regulation, in which case the parties hereto shall in good faith attempt to agree on the content of any public announcements or publicity statements with respect thereto. In addition, the Purchaser shall not use the name of the Sellers, Goldman, Sachs & Co., or any affiliates of the Sellers in any manner, context or format (including reference on or links to websites, press releases, etc.) without obtaining in each instance the prior written consent of the Sellers. Notwithstanding the foregoing, the Sellers acknowledge (i) that each party may advise the Company of and provide to the Company a copy of this Agreement and nothing contained in this Section 7.14 is intended to limit or restrict the Company’s disclosure obligations under the U.S. securities laws and (ii) that, if the Purchaser acquires beneficial ownership of more than 5% of the outstanding shares of the Company, it will be required to file a Schedule 13D with the SEC (which Schedule will contain as an exhibit thereto a copy of this Agreement), and nothing contained in this Section 7.14 is intended to limit or restrict such ability to file such Schedule 13D or any amendments thereto or attach any exhibits required to be attached thereto.

7.15        Expenses. The Sellers and the Purchaser shall bear their own expenses including, without limitation, the legal, accounting and out of pocket costs and administration expenses, incurred by themselves in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby. The Purchaser will bear all escrow fees.

7.16        Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties hereto shall be entitled (without necessity of posting bond or other security) to injunctive relief to prevent breaches of, and to specific performance of, the provisions hereof, in addition to any other remedy at law or in equity. The rights and remedies of the parties hereto shall be cumulative (and not alternative).

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IN WITNESS WHEREOF, the Purchaser and the Sellers have caused this Agreement to be duly executed as of the date hereof.

SELLERS:

GS CAPITAL PARTNERS 2000, L.P.

BY:	GS Advisors 2000, L.L.C. ITS GENERAL PARTNER

By:	/s/ Kathryn Sloan
Name:	Kathryn Sloan
Title:	Vice President

GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

BY:	GS Employee Funds 2000 GP, L.L.C. ITS GENERAL PARTNER

By:	/s/ Kathryn Sloan
Name:	Kathryn Sloan
Title:	Vice President

GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.

BY:	GS Employee Funds 2000 GP, L.L.C. ITS GENERAL PARTNER

By:	/s/ Kathryn Sloan
Name:	Kathryn Sloan
Title:	Vice President

GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

BY:	GS Advisors 2000, L.L.C. ITS GENERAL PARTNER

By:	/s/ Kathryn Sloan
Name:	Kathryn Sloan
Title:	Vice President

GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

BY:	Goldman, Sachs Management GP GmbH ITS GENERAL PARTNER

By:	/s/ Laurie E. Schmidt
Name:	Laurie E. Schmidt
Title:	Managing Director

By:	/s/ Dr. Matthias Bock
Name:	Dr. Matthias Bock
Title:	Managing Director – Prokurist

By:	/s/ Andreas Kornelia
Name:	Andreas Kornelia
Title:	Managing Director – Prokurist

PURCHASER:

CAPITAL EAGLE GLOBAL LIMITED

By:	/s/ WeiMin Yang
Name:	Mr. WeiMin Yang
Title:	Director

SCHEDULE I

PURCHASED SHARES

Seller	Price per Purchased Share	# of Purchased Shares	Total
GS Capital Partners 2000, L.P.	$1.25	27,569,989 shares	$34,462,486.25

GS Capital Partners 2000 Employee Fund, L.P.	$1.25	8,759,791 shares	$10,949,738.75

Goldman Sachs Direct Investment Fund 2000, L.P.	$1.25	2,500,000 shares	$3,125,000.00

GS Capital Partners 2000 Offshore, L.P.	$1.25	10,017,862 shares	$12,522,327.50

GS Capital Partners 2000 GmbH & Co. Beteiligungs KG	$1.25	1,152,358 shares	$1,440,447.50

TOTAL:		50,000,000 shares	$62,500,000.00

EXHIBIT A

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Assignment”) is made and entered into as of May __, 2014, by and among GS Capital Partners 2000, L.P., GS Capital Partners 2000 Employee Fund, L.P., Goldman Sachs Direct Investment Fund 2000, L.P., each a Delaware limited partnership, GS Capital Partners 2000 Offshore, L.P., a Cayman Islands exempted limited partnership, and GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, a German Kommanditgesellschaft (together, the “Assignors”), and Capital Eagle Global Limited, a British Virgin Islands corporation (the “Assignee”) (collectively, the “Parties” and individually a “Party”). All capitalized terms not otherwise defined herein shall have the meanings given in the Investors’ Rights Agreement (as hereafter defined).

RECITALS

A.        In connection with the sale by Assignors of ordinary shares (the “Shares”), par value US$0.0001 per share, of China Nepstar Chain Drugstore Ltd. (the “Company”) to Assignee pursuant to that certain Share Purchase Agreement (the “Share Purchase Agreement”), dated as of May 12, 2014, by and among Assignee and Assignors, Assignors have agreed to transfer, convey and assign all rights associated with the Shares under that certain Investors’ Rights Agreement (the “Investors’ Rights Agreement”), dated as of October 6, 2004, by and among the Company, Assignors, and certain other shareholders of the Company party thereto, pursuant to the terms and conditions set forth in the Share Purchase Agreement.

B.        In connection with the sale of the Shares to Assignee and upon the terms and conditions of this Assignment, Assignors desire to assign and transfer all rights associated with the Shares under the Investors’ Rights Agreement and Assignee desires to accept and assume such rights.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.        Assignment. Assignors hereby unconditionally and irrevocably assign, transfer, and convey to Assignee, all of their rights and obligations under the Investors’ Rights Agreement with respect to the Shares being sold pursuant to the Share Purchase Agreement (including, without limitation, Demand Registration and “Piggy-Back Registration” rights) (the “Registration Rights”).

2.        Acceptance. Assignee hereby accepts the foregoing assignment, transfer and conveyance of the Registration Rights and agrees to be bound by the terms of the Investors’ Rights Agreement as if it were a Holder (as defined therein) and otherwise a party thereto.

3.        Effectiveness. Assignors and Assignee have agreed that this Assignment shall be effective immediately upon Closing (as defined in the Share Purchase Agreement).

4.        Representations and Warranties of Assignors. Assignors hereby represent and warrant that (i) they are the legal and direct holders of the Registration Rights, (ii) they have not assigned or purported to assign any right with respect thereto to any person or entity, and (iii) no other person or entity has any right, title or interest in or to the Registration Rights.

5.        Representations and Warranties of the Parties. Each of the Assignors, jointly and severally, and the Assignee represent and warrant that (i) such Party has the full and requisite power and authority to execute and deliver this Assignment and to perform its obligations and consummate the transactions contemplated hereunder, (ii) this Assignment has been duly and validly authorized, executed and delivered by such Party and this Assignment constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies, and (iii) neither the execution of this Assignment nor the exercise of the rights or performance of the obligations under this Assignment by such Party constitutes a breach of, or default under, any laws and regulations applicable to such Party, such Party’s organizational documents or any agreements to which such Party is a party which would materially affect the transactions contemplated by this Assignment.

6.        Successors. The provisions of this Assignment shall be binding upon and inure to the benefit of Assignors and Assignee, their successors in interest and assigns.

7.        Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

8.        Amendments; No Waiver. No modifications of or any changes to this Assignment shall be effective unless made in writing and signed by each of the Parties. No waiver of any provision of this Assignment by a Party shall constitute a waiver of any other provision(s) or of the same provisions on another occasion.

9.        Further Assurances. Each of the Parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other person or entity) as may be reasonably required or desirable to carry out or to perform the provisions of this Assignment.

10.        Counterparts. This Assignment may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

IN WITNESS WHEREOF, the Assignors and the Assignee have caused this Assignment to be duly executed as of the date hereof.

ASSIGNORS:

GS CAPITAL PARTNERS 2000, L.P.

BY:	GS Advisors 2000, L.L.C. ITS GENERAL PARTNER

By:	/s/ Kathryn Sloan
Name:	Kathryn Sloan
Title:	Vice President

GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

BY:	GS Employee Funds 2000 GP, L.L.C. ITS GENERAL PARTNER

By:	/s/ Kathryn Sloan
Name:	Kathryn Sloan
Title:	Vice President

GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.

BY:	GS Employee Funds 2000 GP, L.L.C. ITS GENERAL PARTNER

By:	/s/ Kathryn Sloan
Name:	Kathryn Sloan
Title:	Vice President

GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

BY:	GS Advisors 2000, L.L.C. ITS GENERAL PARTNER

By:	/s/ Kathryn Sloan
Name:	Kathryn Sloan
Title:	Vice President

GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

BY:	Goldman, Sachs Management GP GmbH ITS GENERAL PARTNER

By:	/s/ Laurie E. Schmidt
Name:	Laurie E. Schmidt
Title:	Managing Director

By:	/s/ Dr. Matthias Bock
Name:	Dr. Matthias Bock
Title:	Managing Director – Prokurist

By:	/s/ Andreas Kornelia
Name:	Andreas Kornelia
Title:	Managing Director – Prokurist

ASSIGNEE:

CAPITAL EAGLE GLOBAL LIMITED

By:	/s/ WeiMin Yang
Name:	Mr. WeiMin Yang
Title:	Director

This Assignment is hereby acknowledged and accepted by the undersigned.

CHINA NEPSTAR CHAIN DRUGSTORE LTD.

By:	/s/ Zixin Shao
Name:	Zixin Shao
Title:	Chief Financial Officer